Exhibit 99.1

DUPONT AND DOW TO COMBINE IN MERGER OF EQUALS

Will Create Highly Focused Leading Businesses in

Agriculture, Material Science and Specialty Products;

Intend to Subsequently Spin Into Three Independent, Publicly Traded Companies

•	Highly synergistic transaction expected to result in run-rate cost synergies of approximately $3 billion, which are projected[1] to create approximately $30 billion of market value

•	Approximately $1 billion in growth synergies are also expected to be achieved

•	Combined market capitalization will be approximately $130 billion at announcement

•	Andrew N. Liveris will be named Executive Chairman and Edward D. Breen will be named CEO of combined company; Advisory Committees will be established for each business

•	Dow and DuPont shareholders will each own approximately 50 percent of the combined company, on a fully diluted basis, excluding preferred shares

Wilmington, DE and Midland, MI, December 11, 2015 – DuPont (NYSE:DD) and The Dow Chemical Company (NYSE:DOW) today announced that their boards of directors unanimously approved a definitive agreement under which the companies will combine in an all-stock merger of equals. The combined company will be named DowDuPont. The parties intend to subsequently pursue a separation of DowDuPont into three independent, publicly traded companies through tax-free spin-offs. This would occur as soon as feasible, which is expected to be 18-24 months following the closing of the merger, subject to regulatory and board approval.

The companies will include a leading global pure-play Agriculture company; a leading global pure-play Material Science company; and a leading technology and innovation-driven Specialty Products company. Each of the businesses will have clear focus, an appropriate capital structure, a distinct and compelling investment thesis, scale advantages, and focused investments in innovation to better deliver superior solutions and choices for customers.

“This transaction is a game-changer for our industry and reflects the culmination of a vision we have had for more than a decade to bring together these two powerful innovation and material science leaders,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Over the last decade our entire industry has experienced tectonic shifts as an evolving world presented complex challenges and opportunities – requiring each company to exercise foresight, agility and focus on execution. This transaction is a major accelerator in Dow’s ongoing transformation, and through this we are creating significant value and three powerful new companies. This merger of equals significantly enhances the growth profile for both companies, while driving value for all of our shareholders and our customers.”

[1]	Projected $30B in market value based on assumption of an EV/EBITDA multiple of 10x on the $3B in synergies

“This is an extraordinary opportunity to deliver long-term, sustainable shareholder value through the combination of two highly complementary global leaders and the creation of three strong, focused, industry-leading businesses. Each of these businesses will be able to allocate capital more effectively, apply its powerful innovation more productively, and extend its value-added products and solutions to more customers worldwide,” said Edward D. Breen, chairman and chief executive officer of DuPont. “For DuPont, this is a definitive leap forward on our path to higher growth and higher value. This merger of equals will create significant near-term value through substantial cost synergies and additional upside from growth synergies. Longer term, the three-way split we intend to pursue is expected to unlock even greater value for shareholders and customers and more opportunity for employees as each business will be a leader in attractive segments where global challenges are driving demand for these businesses’ distinctive offerings.”

HIGHLY SYNERGISTIC TRANSACTION

Upon closing of the transaction, the combined company would be named DowDuPont and have a combined market capitalization of approximately $130 billion at announcement. Under the terms of the transaction, Dow shareholders will receive a fixed exchange ratio of 1.00 share of DowDuPont for each Dow share, and DuPont shareholders will receive a fixed exchange ratio of 1.282 shares in DowDuPont for each DuPont share. Dow and DuPont shareholders will each own approximately 50 percent of the combined company, on a fully diluted basis, excluding preferred shares.

The transaction is expected to deliver approximately $3 billion in cost synergies, with 100 percent of the run-rate cost synergies achieved within the first 24 months following the closing of the transaction. Additional upside of approximately $1 billion is expected from growth synergies.

INTENDED SEPARATION INTO THREE INDEPENDENT, PUBLICLY TRADED COMPANIES

It is the intention of both companies’ boards of directors that, following the merger, DowDuPont would pursue a tax-free separation into three independent, publicly traded companies with each targeting an investment grade credit rating. Each would be a strong, focused business with powerful innovation capabilities, enhanced global scale and product portfolios, focused capital allocation, and a distinct competitive position. The three businesses that the boards intend to separate are:

•	Agriculture Company: Leading global pure-play agriculture company that unites DuPont’s and Dow’s seed and crop protection businesses. The combined entity will have the most comprehensive and diverse portfolio and a robust pipeline with exceptional growth opportunities in the near-, mid- and long-term. The complementary offerings of the two companies will provide growers across geographies with a broad portfolio of solutions and greater choice. Combined pro forma 2014 revenue for Agriculture is approximately $19 billion.

•

Material Science Company: A pure-play industrial leader, consisting of DuPont’s Performance Materials segment, as well as Dow’s Performance Plastics, Performance Materials and Chemicals, Infrastructure Solutions, and Consumer Solutions (excluding the Dow Electronic Materials business) operating segments. The combination of complementary capabilities will create a low-cost, innovation-driven leader that can provide customers in high-growth, high-value industry segments in packaging, transportation, and infrastructure solutions, among others with a broad and deep portfolio of cost-effective offerings. Combined pro forma 2014 revenue for Material Science is approximately $51 billion.

•	Specialty Products Company: A technology driven innovative leader, focused on unique businesses that share similar investment characteristics and specialty market focus. The businesses will include DuPont’s Nutrition & Health, Industrial Biosciences, Safety & Protection and Electronics & Communications, as well as the Dow Electronic Materials business. Together, their complementary offerings create a new global leader in Electronics Products, and each business will benefit from more targeted investment in their productive technology development and innovation capabilities. Combined pro forma 2014 revenue for Specialty Products is approximately $13 billion.

Advisory Committees will be established for each of the businesses. Breen will lead the Agriculture and Specialty Products Committees, and Liveris will lead the Material Science Committee. These Committees will oversee the respective businesses, and will work with Liveris and Breen on the intended separation of the businesses into independent, standalone entities.

MANAGEMENT, GOVERNANCE AND CORPORATE HEADQUARTERS

Upon completion of the transaction, Liveris, President, Chairman and CEO of Dow, will become Executive Chairman of the newly formed DowDuPont Board of Directors and Breen, Chair and CEO of DuPont, will become Chief Executive Officer of DowDuPont. In these roles, both Liveris and Breen will report to the Board of Directors. In addition, when named, the chief financial officer will report to Breen.

DowDuPont’s board is expected to have 16 directors, consisting of eight current DuPont directors and eight current Dow directors. The full list of directors will be announced prior to or in conjunction with the closing of the merger. The Committees of each company will appoint the leaders of the three new standalone companies prior to a contemplated spin-off.

Following the closing of the transaction, DowDuPont will be dual headquartered in Midland, Michigan and Wilmington, Delaware.

APPROVALS AND TIME TO CLOSE

The merger transaction is expected to close in the second half of 2016, subject to customary closing conditions, including regulatory approvals, and approval by both Dow and DuPont shareholders. The subsequent separation of DowDuPont, which the companies intend to pursue, would be expected to occur 18-24 months following the closing of the merger.

CONFERENCE CALL AND WEBCAST DETAILS

Dow and DuPont will host a joint conference call and webcast today at 8:00 a.m. Eastern Time (U.S.) to discuss the proposed merger. Participants will include Dow’s chairman and CEO and DuPont’s chairman and CEO. To access the audio webcast please visit the Investor Relations sections of Dow or DuPont’s websites. For those unable to listen to the live broadcast, a replay will be available on both websites.

A copy of the investor presentation will be made available on both companies’ Investor Relations websites. Additional information regarding the transaction can be found on www.DowDuPontUnlockingValue.com.

ADVISORS

Klein and Company, Lazard, and Morgan Stanley & Co. LLC are serving as Dow’s financial advisors for the transaction with Weil, Gotshal & Manges LLP acting as its legal advisor.

Evercore and Goldman, Sachs & Co. are serving as DuPont’s financial advisors for the transaction, with Skadden, Arps, Slate, Meagher & Flom LLP acting as its legal advisor.

ABOUT DOW

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

ABOUT DuPONT

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders, we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

Contact Information

Dow Contacts	DuPont Contacts

Investors Jack Broodo jbroodo@dow.com +1 989-636-1463	Investors Greg Friedman greg.friedman@dupont.com +1 302-774-4994

Media Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Media Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, TDCC and DuPont will cause Diamond-Orion HoldCo to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of TDCC and DuPont and that also will constitute a prospectus of Diamond-Orion HoldCo. TDCC, DuPont and Diamond-Orion HoldCo may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which TDCC, DuPont or Diamond-Orion HoldCo may file with the SEC. INVESTORS AND SECURITY HOLDERS OF TDCC AND DUPONT ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by TDCC, DuPont and Diamond-Orion HoldCo through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of TDCC or DuPont at the following:

TDCC	DuPont
2030 Dow Center	974 Centre Road
Midland, MI 48674	Wilmington, DE 19890
Attention: Investor Relations	Attention: Investor Relations
+1 989-636-1463	+1 302-774-4994

Participants in the Solicitation

TDCC, DuPont, Diamond-Orion HoldCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TDCC’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in TDCC’s Form 10-K for the year ended December 31, 2014 and its proxy statement filed on March 27, 2015, which are filed with the SEC. Information regarding DuPont’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in DuPont’s Form 10-K for the year ended December 31, 2014 and its proxy statement filed on March 23, 2015, which are filed with the SEC. A more complete description will be available in the registration statement on Form S-4 and the joint proxy statement/prospectus.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Notes on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of TDCC and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separation, including timing anticipated, any changes to the configuration of businesses included in the potential separation if implemented, (iii) potential litigation relating to the proposed transaction that could be instituted against TDCC, DuPont or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm TDCC’s or DuPont’s business, including current plans and operations, (v) the ability of TDCC or DuPont to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) uncertainty as to the long-term value of Diamond-Orion HoldCo common stock, (viii) continued availability of capital and financing and rating agency actions, (ix) legislative, regulatory and economic developments and (x) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed merger. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on TDCC’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither TDCC nor DuPont assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

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